UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUTRO BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUTRO BIOPHARMA, INC.

310 Utah Avenue, Suite 150

South San Francisco, California, 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2021

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Sutro Biopharma, Inc. will be held via a virtual meeting due to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued and may issue in light of the ongoing coronavirus (COVID-19) situation. You will be able to participate in the 2021 Annual Meeting and vote during the 2021 Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/STRO2021 on Thursday, June 3, 2021 at 10:00 a.m. (Pacific Time). It is important that you retain a copy of the control number found on the proxy card or voting instruction form, as such number will be required in order for stockholders to gain access to the virtual meeting.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.

To elect three Class III directors, each to serve three-year terms through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 12, 2021 are entitled to receive notice of, and to vote at, the meeting and any adjournments thereof. This Notice and the accompanying proxy statement are being mailed out to stockholders as of the record date beginning on or about April 29, 2021.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Stockholders can request the list of stockholders through our investor relations website at https://ir.sutrobio.com/contact-ir.

The stockholder list will also be available during the virtual meeting via www.virtualshareholdermeeting.com/STRO2021.

Your vote as a Sutro Biopharma, Inc. stockholder is very important. Each share of common stock that you own represents one vote.

For questions regarding your stock ownership, you may contact our Vice President and Controller, Regina Cheng at (650) 676-4686 or rcheng@sutrobio.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC by email through their website at https://www.astfinancial.com or by phone at (800) 937-5449. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the internet or by telephone, or to request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement.

By Order of the Board of Directors,

William J. Newell
Chief Executive Officer

South San Francisco, California

April 29, 2021

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting of Stockholders to be held on June 3, 2021: the Proxy Statement and our 2020 Annual Report on Form 10-K are available at http://ir.sutrobio.com. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, as such number will be required in order for stockholders to gain access to the virtual meeting.

SUTRO BIOPHARMA, INC.

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

SUTRO BIOPHARMA, INC.

310 Utah Avenue, Suite 150

South San Francisco, California, 94080

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

June 3, 2021

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors of Sutro Biopharma, Inc. (Sutro Biopharma or the Company) for use at Sutro Biopharma’s 2021 Annual Meeting of Stockholders (Annual Meeting) to be held via a virtual meeting due to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued and may issue in light of the ongoing coronavirus (COVID-19) situation. You will be able to participate in the Annual Meeting and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/STRO2021 on Thursday, June 3, 2021 at 10:00 a.m. (Pacific Time), and any adjournment or postponement thereof. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, as such number will be required in order for stockholders to gain access to the virtual meeting.

This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 29, 2021. An Annual Report on Form 10-K for the year ended December 31, 2020 is enclosed with this proxy statement. An electronic copy of this proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE MEETING

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 12, 2021, the record date, will be entitled to vote at the meeting. At the close of business on April 12, 2021, 46,103,739 shares of common stock were outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote online at the virtual meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 12, 2021, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 12, 2021, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 12, 2021, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast at the meeting. This means that the three individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or all of the nominees or “WITHHOLD” your vote with respect to one, two or all of the nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors, or the ratification of the appointment of Ernst & Young LLP. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on the election of directors or the ratification of the appointment of Ernst & Young LLP, but are counted in the determination of a quorum.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote FOR the election of each of the Class III directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2).

None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors nominated in Proposal 1.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•

vote online at the Annual Meeting – attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/STRO2021. You will need the control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail;

•	vote through the internet or by telephone – in order to do so, please follow the instructions shown on your proxy card; or

•

vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 2, 2021. Submitting your proxy, whether by telephone, through the internet or by mail if you requested or received a paper proxy card, will not affect your right to vote online should you decide to attend the virtual meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the internet or by mail. If you requested or received paper proxy materials by mail, please complete, sign, date and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the internet or by telephone; or

•	attending and voting online at the meeting by following the instructions posted at www.virtualshareholdermeeting.com/STRO2021 (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the meeting.

Implications of Being an “Emerging Growth Company” and “Smaller Reporting Company”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and a “Smaller Reporting Company” as defined under Rule 405 of the Securities Act of 1933, and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the company’s executive compensation arrangements and no requirement to have non-binding advisory votes on executive compensation.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, Board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at https://ir.sutrobio.com/corporate-governance/governance-overview.

Board Composition and Leadership Structure

The positions of Chief Executive Officer and Chair of our Board of Directors are held by two different individuals (William J. Newell and Connie Matsui, respectively). This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chair leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.

Board’s Role in Risk Oversight

Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at quarterly Board of Director meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk. The Science and Technology Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to our research and development and platform programs.

Director Independence

Our common stock is listed on the Nasdaq Global Market. Under the rules of the Nasdaq Stock Market, independent directors must constitute a majority of a listed company’s Board of Directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Governance Committees must be an “independent director”. Under the rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, Compensation Committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Connie Matsui, Michael Dybbs, John Freund, Joseph Lobacki, James Panek, Shalini Sharp, and Jon Wigginton representing seven of our nine incumbent directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at https://ir.sutrobio.com/corporate-governance/governance-overview.

Audit Committee

•

Our Audit Committee is composed of Ms. Sharp, Dr. Freund, and Mr. Lobacki. Ms. Sharp is the Chair of our Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq Stock Market and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Ms. Sharp is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our Audit Committee is directly responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;
•	the qualifications, independence and performance of our independent auditors;
•	the preparation of the audit committee report to be included in our annual proxy statement;
•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and
•	reviewing and approving related-person transactions.

Compensation Committee

Our Compensation Committee is composed of Mr. Lobacki and Ms. Matsui. Mr. Lobacki is the Chair of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current Nasdaq Stock Market and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;

•	evaluating and providing input for non-employee director compensation arrangements for determination by the management team;
•	providing oversight for our cash-based and equity-based compensation plans; and
•	compliance with regulatory requirements associated with the compensation of directors, officers and employees.

The Compensation Committee has the sole authority and responsibility, subject to any approval by the Board of Directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the Nasdaq rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the form and amount of compensation of non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the Board of Directors or any member of the Board of Directors with respect to compensation of the Chief Executive Officer and other executive officers.

The Compensation Committee engaged an independent executive compensation consulting firm, Frederick W. Cook & Co., Inc. (FW Cook), to evaluate our executive compensation and Board of Directors compensation program and practices and to provide advice and ongoing assistance on these matters for the fiscal year ended December 31, 2020. Specifically, FW Cook was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;
•	review and assess our current Board of Directors, Chief Executive Officer and other executive officer compensation policies and practices and equity profile, relative to market practices;
•	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and
•	review market practices regarding base salary, bonus and equity programs.

Representatives of FW Cook met informally with the Chair of the Compensation Committee and attended the regular meetings of the Compensation Committee, including executive sessions from time to time without any members of management present. During the fiscal year ended December 31, 2020, FW Cook worked directly with the Compensation Committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The Compensation Committee has determined that none of the work performed by FW Cook during the fiscal year ended December 31, 2020 raised any conflict of interest.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Ms. Matsui and Dr. Dybbs. Ms. Matsui is the Chair of our Nominating and Governance Committee. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our Board of Directors;
•	overseeing the process of evaluating the performance of our Board of Directors; and
•	advising our Board of Directors on other corporate governance matters.
•	our compliance with legal and regulatory requirements;

Science and Technology Committee

Our Science and Technology Committee is composed of Dr. Dybbs, Mr. Panek and Dr. Wigginton. Dr. Dybbs is the Chair of our Science and Technology Committee. Our Science and Technology Committee is responsible for, among other things:

•	reviewing our overall scientific, research and development and platform strategy;
•	overseeing our research and development and platform programs;
•	reviewing external scientific research, discoveries and commercial developments, as appropriate; and
•	evaluating our overall intellectual property strategies.

Codes of Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings.

The full text of our code of conduct is posted on the investor relations section of our website at https://ir.sutrobio.com/corporate-governance/governance-overview.

Anti-hedging

We have adopted an Insider Trading Policy that that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive officers, which prohibits such individuals from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in market value of our common stock,  such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Compensation Committee Interlocks and Insider Participation

During 2020, Mr. Lobacki and Ms. Matsui served on our Compensation Committee. None of our current executive officers has served as a member of the Board of Directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2020.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2020, the Board of Directors held six meetings including telephonic meetings; the Audit Committee held four meetings; the Compensation Committee held four meetings; the Science and Technology Committee held two meetings; and the Nominating and Governance Committee held three meetings. During 2020, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. All of our directors attended our 2020 annual meeting of stockholders, which was held virtually.  We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our Board of Directors.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chair) may do so by letters addressed to:

Sutro Biopharma, Inc.

c/o Corporate Secretary

310 Utah Avenue, Suite 150

South San Francisco, California, 94080

All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to the Board of Directors for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.

Our Board of Directors encourages selection of directors who will contribute to the company’s overall corporate goals. The Nominating and Governance Committee may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in life sciences and biotechnology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Nominating and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also, under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Governance Committee considers director tenure. We value diversity on a company-wide basis but have not yet adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Sutro Biopharma, Inc., 310 Utah Avenue, Suite 150, South San Francisco, California, 94080. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2022 and 2023, respectively. Our Nominating and Governance Committee recommended to our Board of Directors, and our Board of Directors nominated Mr. Lobacki, Ms. Sharp and Mr. Petree, each an incumbent Class III director, for election as Class III directors at the Annual Meeting. At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the Class III nominees be elected as a Class III director for a three-year term expiring at the annual meeting of stockholders to be held in 2024 and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Each director will be elected by a plurality of the votes present online at the virtual Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the three individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or all of the nominees or “WITHHOLD” your vote with respect to one, two or all of the nominees. Shares represented by proxies will be voted “FOR” the election of each of the Class III nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors.

Nominees to the Board of Directors

The nominees and their ages as of December 31, 2020 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Joseph Lobacki (1)(2)	62	Class III Director
Daniel Petree	65	Class III Director
Shalini Sharp (2)	44	Class III Director

(1)	Member of our Compensation Committee
(2)	Member of our Audit Committee

Joseph M. Lobacki has served as a member of our Board of Directors since February 2017. Mr. Lobacki is currently CEO of Artax a private biopharmaceutical company developing treatments for autoimmune and inflammatory diseases focused on modulating the T-Cell Receptor response to antigen stimulation. Previously, Mr. Lobacki served as Executive Vice President and Chief Commercial Officer for Verastem, Inc., a biopharmaceutical company focused on the development and commercialization of therapies for the treatment of hematologic malignancies. From November 2016 to December 2017, Mr. Lobacki served as Chief Operating Officer for Crestovo, a clinical-stage biopharmaceutical company focused on microbiome therapies. From 2014 to 2016, Mr. Lobacki served as Chief Commercial Officer at Medivation, Inc., a biopharmaceutical company focused on development of novel therapies for the treatment of serious diseases. From 2012 to 2014, Mr. Lobacki also served as General Manager of Oncology and an independent biotechnology consultant at Idera Pharmaceuticals, Inc., a biopharmaceutical company focused on therapies for cancer and rare diseases. Previously, Mr. Lobacki served as Senior Vice-President and Chief Commercial Officer at Micromet, Inc., Senior Vice-President and General Manager of US Transplant and Oncology at Genzyme Corporation and in various other positions at SangStat Medical Corporation, Cell Pathways, Inc., Rhone-Poulenc Rorer and Lederle Laboratories. Mr. Lobacki previously served on the board of directors of Celator Pharmaceuticals Inc. Mr. Lobacki received a B.S. in Biology from Boston College and a B.S. in Pharmacy from the Massachusetts College of Pharmacy. We believe that Mr. Lobacki is qualified to serve on our Board of Directors because of his strong biopharmaceutical managerial and commercial experience, including his expertise with biopharmaceutical research and development, sales and marketing and strategy and operations.

Daniel H. Petree, has served as a member of our Board of Directors since August 2009. In April 2012, Mr. Petree co-founded Four Oaks Partners Consulting, LLC, which provides transaction advisory services to small and medium-sized life science companies and in 2000, Mr. Petree co-founded P2 Partners, LLC, Four Oaks’ predecessor in the same business. Before co-founding P2 Partners, Mr. Petree served as President and Chief Operating Officer of Axys Pharmaceuticals, Inc., Executive Vice President and Chief Financial Officer of Arris Pharmaceuticals, Incorporated and Vice President of Business Development at TSI Corporation and was a corporate and securities lawyer. Mr. Petree previously served on the boards of directors of Lpath, Inc., Biocept, Inc. and Cypress Bioscience, Inc. along with a number of privately held biotechnology companies. Mr. Petree received an A.B. in History and Political Science from Stanford University and a J.D. from the University of Michigan Law School. We believe that Mr. Petree is qualified to serve on our Board of Directors because of his experience in the biotechnology industry, including structuring and negotiating pharmaceutical partnering arrangements and strategic transactions.

Shalini Sharp, has served as a member of our Board of Directors since November 2018. Ms. Sharp is currently a Strategic Advisor to Ultragenyx Pharmaceutical Inc., a biopharmaceutical company focused on rare genetic diseases, where she served as Chief Financial Officer and Executive Vice President from May 2012 to October 2020. Prior to Ultragenyx, Ms. Sharp served as Chief Financial Officer of Agenus Inc., a publicly traded biotechnology company focused on cancer immunotherapies, from 2006 to 2012, and from 2003 to 2006 held increasing roles of responsibility at Agenus spanning strategy, finance and business development. Prior to Agenus, Ms. Sharp held similar roles at Elan Pharmaceuticals, Inc., including serving as chief of staff to the chair of the board of directors during that company’s restructuring. Ms. Sharp also previously served as a management consultant at McKinsey & Company as well as an investment banker at Goldman Sachs, specializing in pharmaceuticals and medical devices. Ms. Sharp currently serves on the board of directors of Neurocrine Biosciences, Panacea Acquisition Corp., Precision Biosciences and the TB Alliance. Ms. Sharp previously served on the boards of directors of Array Biopharma Inc. and Agenus. Ms. Sharp received a B.A. from Harvard College and an M.B.A. from Harvard Business School. We believe that Ms. Sharp is qualified to serve on our Board of Directors because of her extensive experience in the biotechnology industry and extensive service as a director or officer of other life sciences companies.

Continuing Directors

The directors who are serving for terms that end following the Annual Meeting and their ages are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Michael Dybbs, Ph.D.(1) (4)	46	Class I Director
John G. Freund, M.D. (3)	67	Class I Director
Jon Wigginton, M.D. (4)	59	Class I Director
William J. Newell	63	Class II Director
Connie Matsui (1)(2)	67	Class II Director
James Panek (4)	68	Class II Director

(1)	Member of our Nominating and Governance Committee
(2)	Member of our Compensation Committee
(3)	Member of our Audit Committee
(4)	Member of our Science and Technology Committee

Michael Dybbs, Ph.D., has served as a member of our Board of Directors since July 2018. Dr. Dybbs is currently a partner at Samsara BioCapital, where he has worked since March 2017. Prior to joining Samsara, Dr. Dybbs was a partner at New Leaf Venture Partners, where he worked from May 2009 until September 2016. Before joining New Leaf Venture Partners, L.L.C., Dr. Dybbs was a principal at the Boston Consulting Group. Dr. Dybbs currently serves on the boards of directors of Nkarta Therapeutics (NKTX) and several private companies. Dr. Dybbs previously served on the boards of directors of Versartis, Inc. and Dimension Therapeutics, Inc. Dr. Dybbs received an A.B. in biochemical sciences from Harvard College and a Ph.D. in molecular biology from University of California, Berkeley, where he was awarded a Howard Hughes Medical Institute fellowship. We believe that Dr. Dybbs is qualified to serve on our Board of Directors due to his experience in the life sciences industry and the venture capital industry, and his leadership and management experience.

John G. Freund, M.D., has served as a member of our Board of Directors since February 2014. Dr. Freund founded Skyline Ventures, a venture capital firm, in September 1997, where he has served as a Managing Director since its founding. Prior to founding Skyline, Dr. Freund served as Managing Director at Chancellor Capital Management, co-founded Intuitive Surgical, Inc., served in various positions at Acuson Corporation, most recently Executive Vice President, was a general partner at Morgan Stanley Venture Partners and co-founded the Healthcare Group in the Corporate Finance Department of Morgan Stanley. In 2016, Dr. Freund co-founded and was CEO of Arixa Pharmaceuticals, Inc. an antibiotic company, which was acquired by Pfizer in 2020. Dr. Freund currently serves on the boards of directors of Collegium Pharmaceutical, Inc., SI Bone, Inc. and six U.S. registered investment funds managed by affiliates of Capital Group, Inc. Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund previously served on the boards of directors of several publicly traded companies, including Proteon Therapeutics, Inc. and XenoPort, Inc., where he was Chairman, Concert Pharmaceuticals, Inc., Tetraphase Pharmaceuticals, Inc., MAP Pharmaceuticals, Inc. and MAKO Surgical Corp. Dr. Freund received an A.B. in History from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School, where he was a Baker Scholar. We believe that Dr. Freund is qualified to serve on our Board of Directors because of his training as a physician and his extensive investment, business and board experience with public healthcare and biopharmaceutical companies.

Jon Wigginton, M.D., has served as a member of our Board of Directors since November 2020.  Since April 2020, Dr. Wigginton has served as Chief Medical Officer for Cullinan Management, Inc., focused on investing in and developing oncology therapeutics, and as an advisor for MPM Capital, a healthcare investment firm.  From August 2013 to March 2020, Dr. Wigginton served as Senior Vice President, Clinical Development and Chief Medical Officer for MacroGenics, Inc., a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics.  From 2008 to 2013, Dr. Wigginton served as the Therapeutic Area Head, Immuno-Oncology, Early Clinical Research and Executive Director, Discovery Medicine-Clinical Oncology at Bristol-Myers.  From 2006 to 2008, Dr. Wigginton served as the Director of Clinical Oncology at Merck Research Laboratories.  During his academic career, Dr. Wigginton has held several positions at the National Cancer Institute Center for Cancer Research, including Head of Investigational Biologics Section, Pediatric Oncology Branch.  Dr. Wigginton previously served as President and as a member of the Board of directors of the Society for Immunotherapy of Cancer (non-profit).  Dr. Wigginton received an M.D. and B.S. in Biology from the University of Michigan.  We believe that Dr. Wigginton is qualified to serve on our Board of Directors because of his training as a physician and his extensive experience with public healthcare and biopharmaceutical companies.

William J. Newell has served as our Chief Executive Officer and a member of our Board of Directors since January 2009. Previously, he served as the President of Aerovance, Inc., a biotechnology company focused on respiratory diseases, from 2006 to 2007. Mr. Newell has also served as the Chief Business Officer and Senior Vice President at QLT Inc., in several senior management positions at Axys Pharmaceuticals, Inc., and has experience as a corporate lawyer. He currently serves on the boards of directors of Vaxcyte, Inc., the Biotechnology Innovation Organization’s Health and Emerging Company Sections and the California Life Sciences Association, where he also serves as a member of the executive committee. Mr. Newell received an A.B. in Government from Dartmouth College and a J.D. from the University of Michigan Law School. We believe that Mr. Newell is qualified to serve on our Board of Directors because of his experience with various biotechnology companies, including working with and serving in various executive positions in life sciences companies.

Connie Matsui has served as a member, and Chair, of our Board of Directors since June 2019 and brings over 17 years of general management experience in the biotechnology industry. From 2004 to 2009, Ms. Matsui served in various leadership positions at Biogen Idec, Inc., including as Executive Vice President, Knowledge and Innovation Networks and Executive Committee member. Prior to that, Ms. Matsui served in various leadership positions at IDEC Pharmaceuticals, a predecessor of Biogen Idec, including Senior Vice President; Collaboration Chair for the late-stage development and commercialization of rituximab (tradenames: Rituxan® and MabThera®) in partnership with Roche and Genentech; and Project Leader for Zevalin®, the first radioimmunotherapy approved by the U.S. FDA. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui currently serves on the boards of directors of Halozyme Therapeutics, Inc. and Artelo Biosciences, Inc., and has served on not-for-profit boards at the local, national and global level. Ms. Matsui received a B.A. and an M.B.A. from Stanford University. We believe that Ms. Matsui is qualified to serve on our Board of Directors because of her strong biotechnology managerial and commercial experience, including her expertise with biopharmaceutical product development, sales and marketing and strategy and operations.

James Panek has served as a member of our Board of Directors since January 2020. Since 2011, Mr. Panek has served as an Independent Consultant for various biopharmaceutical companies. From 2010 to 2011, Mr. Panek served as interim President, Chief Executive Officer and Principal Financial Officer at DiaDexus, Inc. From 2007 to 2010, Mr. Panek served as President, Chief Executive Officer and Principal Financial Officer for VaxGen, Inc., now a subsidiary of DiaDexus, Inc. From 2002 to 2006, Mr. Panek served as Senior and Executive Vice President of VaxGen, Inc., and Co-Chief Executive Officer and Chairman of the Board for Celltrion Inc., then a VaxGen manufacturing joint venture in Inchon, Korea. In his role with Celltrion, Mr. Panek was responsible for the development and FDA licensure of the first large scale biopharmaceutical manufacturing facility in Asia. From 1982 to 2001, Mr. Panek served in various capacities with Genentech, Inc., including Senior Vice President, Product Operations, and Vice President, Manufacturing, Engineering and Facilities, where he led the development of the world’s largest biotechnology manufacturing facility and was responsible for all operations involved in supplying products for preclinical, clinical, and commercial use. Prior to joining Genentech, Mr. Panek spent six years with Eli Lilly in a variety of engineering and development positions. Mr. Panek previously served on the boards of directors of DiaDexus, Inc., VaxGen, Inc. and Celltrion Inc. Mr. Panek received a B.S. and an M.S. in Chemical Engineering from the University of Michigan. We believe that Mr. Panek is qualified to serve on our board of directors due to his extensive experience in operations, engineering, manufacturing and product development.

Family Relationships

There are no familial relationships among any of our directors and executive officers.

Non-Employee Director Compensation

For the year ended December 31, 2020, our non-employee directors received the following compensation pursuant to a program adopted by our Board of Directors, which was paid quarterly in arrears and was pro-rated for partial quarters served:

•

Cash Compensation.  The program provides an annual cash retainer of $40,000 to each non-employee director. Additionally, the Chair of our Board of Directors receives an additional annual payment of $35,000; the Chair of our Audit, Compensation, Nominating and Governance and Science and Technology Committees receive an additional annual payment of $15,000, $10,000, $10,000 and $10,000 respectively; and the members of our Audit, Compensation, Nominating and Governance and Science and Technology Committees receive an additional annual payment of $7,500, $5,000, $5,000 and $5,000, respectively.

•

Equity Compensation. Each new non-employee director who joins our Board of Directors will receive an initial option grant to acquire a certain number of shares of our common stock, and pursuant to the vesting schedule and terms, to be designated by our Board of Directors. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board of Directors immediately following such meeting will receive an option grant to acquire a certain number of shares of our common stock, and pursuant to the vesting schedule and terms, to be designated by our Board of Directors.

Non-employee directors are also reimbursed for reasonable expenses incurred in serving as a director, including travel expenses for attending meetings of our Board of Directors.

The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the year ended December 31, 2020. Mr. Newell, our Chief Executive Officer, received no compensation for his service as a director during 2020.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Connie Matsui	$90,000	$70,920	$160,920
Michael Dybbs, Ph.D.	55,000	70,920	125,920
John G. Freund, M.D.	47,500	70,920	118,420
Joseph Lobacki	57,500	70,920	128,420
Daniel Petree	40,000	70,920	110,920
Shalini Sharp	55,000	70,920	125,920
James Panek	44,258	229,800	274,058
Jon Wigginton M.D.	3,913	254,400	258,313

(1)

The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our directors during the year ended December 31, 2020 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the stock options.  For information regarding the number of stock options held by each non-employee director as of December 31, 2020, see the table below.

Name	Option Awards
Connie Matsui	35,076
Michael Dybbs, Ph.D.	49,643
John G. Freund, M.D.	49,643
Joseph Lobacki	65,988
Daniel Petree	71,935
Shalini Sharp	49,643
James Panek	36,000
Jon Wigginton M.D.	24,000

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED CLASS III DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our principal independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2021. Ernst & Young LLP audited our financial statements for the fiscal years ended December 31, 2020 and 2019. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although ratification by stockholders is not required by law, our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2020 and 2019.

Principal Accountant Fees and Services

Fees Billed	Fiscal Year 2020	Fiscal Year 2019
Audit fees(1)	$1,092,500	$1,003,786
Audit-related fees(2)	35,000	35,000
Tax fees(3)	149,500	141,304
All other fees(4)	—	—
Total fees	$1,277,000	$1,180,090

(1)

“Audit fees” include fees for professional services provided by Ernst & Young LLP in connection with the audit of our financial statements, review of our quarterly financial statements, and related services that are typically provided in connection with registration statements, including the registration statement for our public offerings. Included in the 2020 Audit Fees are $350,000 of fees billed in connection with our public offerings and at-the-market programs in 2020.  Included in the 2019 Audit Fees are $137,500 of fees billed in connection with our at-the-market program in 2019.

(2) “Audit-related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our financial statements for fiscal years 2020 and 2019.

(3)

“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters, assistance with sales tax, and assistance with tax audits.

(4)	There were no other fees incurred in 2020 or 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and Ernst & Young LLP our audited financial statements as of and for the year ended December 31, 2020. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2020 be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the U.S. Securities and Exchange Commission.

Submitted by the Audit Committee

Shalini Sharp, Chair

John G. Freund, M.D.

Joseph Lobacki

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 46,103,606 shares of our common stock outstanding on March 31, 2021. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2021 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sutro Biopharma, Inc., 310 Utah Avenue, Suite 150, South San Francisco, California 94080.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
5% Stockholders
Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ (1)	2,723,509	5.9%
Blackrock, Inc. (2)	2,717,929	5.9
Eventide Asset Management, LLC (3)	2,370,975	5.1
Directors and Named Executive Officers:
Connie Matsui (4)	14,743	*
James Panek (5)	10,666	*
Michael Dybbs, Ph.D. (6)	34,750	*
John G. Freund, M.D. (7)	91,077	*
Joseph Lobacki (8)	51,095	*
Daniel Petree (9)	61,090	*
Shalini Sharp (10)	33,304	*
Jon M. Wigginton, M.D. (11)	3,999	*
William J. Newell (12)	907,467	1.9
Trevor Hallam, Ph.D. (13)	302,021	*
Linda Fitzpatrick (includes trust) (14)	180,810	*
All executive officers and directors as a group (14 persons) (15)	2,438,476	5.1%

*	Represents beneficial ownership of less than one percent.
(1)

Based solely on a Schedule 13G filed by Merck & Co., Inc. Kenilworth NJ, or Merck, on October 4, 2018 with the SEC. Represents shares of common stock held by Merck Sharp & Dohme Corp., a subsidiary of Merck. The address of Merck is 2000 Galloping Hill Road, Kenilworth, New Jersey 07033.

(2)

Based solely on a Schedule 13G filed by BlackRock, Inc. (BlackRock) on February 2, 2021 with the SEC. Represents shares of common stock beneficially owned by various subsidiaries of BlackRock. BlackRock has sole voting power over 2,630,583 shares and sole dispositive power over 2,717,929 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Based solely on a Schedule 13G/A filed by Eventide Asset Management, LLC on February 12, 2021 with the SEC. Represents shares of common stock beneficially owned by Eventide Asset Management, LLC. on behalf of Eventide Healthcare & Life Sciences Fund. Eventide Asset Management, LLC has sole voting and dispositive power over the shares. The address of Eventide Asset Management, LLC is One International Place, Suite 4210, Boston, Massachusetts 02110.

(4)	Represents (i) no shares of common stock and (ii) 14,743 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.

(5)	Represents (i) no shares of common stock and (ii) 10,666 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.
(6)

Represents (i) no shares of common stock and (ii) 34,750 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021. Dr. Dybbs is a partner of Samsara BioCapital, L.P., or Samsara, but Dr. Dybbs does not hold voting or dispositive power over the shares held of record by Samsara.

(7)

Represents (i) 56,327 shares of common stock held John Freund Family Partnership IV LP, and (iii) 91,077 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021 held by Dr. Freund.

(8)	Represents (i) no shares of common stock and (ii) 51,095 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.
(9)

Represents (i) 7,988 shares of common stock, (ii) 52,910 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021 and (iii) 192 shares of common stock held by Daniel Petree & Susan Toeniskoetter Trust.  Mr. Petree is the trustee of Daniel Petree & Susan Toeniskoetter Trust.

(10)	Represents (i) no shares of common stock and (ii) 33,304 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.
(11)	Represents (i) no shares of common stock and (ii) 3,999 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.
(12)

Represents (i) 185,349 shares of common stock, (ii) 685,450 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021, (iii) 10,577 shares of common stock held by Newell Family Revocable Trust DTD 08/14/2008, or Newell Trust, and (iv) 26,091 shares of common stock held by Taluswood Partners, L.P. Mr. Newell is the trustee of the Newell Trust and the general partner of Taluswood Partners, L.P.

(13)	Represents (i) 59,287 shares of common stock and (ii) 242,734 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.
(14)

Represents (i) 20,719 shares of common stock, (ii) 149,708 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021, and (iii) 10,383 shares of common stock held by Michael A. and Linda A. Fitzpatrick Family Trust dated 10/13/1997, of which Ms. Fitzpatrick is the trustee.

(15)	Represents (i) 425,892 shares of common stock and (ii) 2,012,584 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2021.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 31, 2021:

Name	Age	Position(s)
William J. Newell	63	Chief Executive Officer and Director
Arturo Molina, M.D., M.S., FACP	62	Chief Medical Officer
Trevor J. Hallam, Ph.D.	62	Chief Scientific Officer
Edward Albini	63	Chief Financial Officer
Shabbir T. Anik, Ph.D.	68	Chief Technical Operations Officer
Linda Fitzpatrick	64	Chief People and Communications Officer

William J. Newell has served as our Chief Executive Officer and a member of our Board of Directors since January 2009. Mr. Newell’s biographical information is set forth above under the heading “Proposal No. 1 Election of Class III Directors – Continuing Directors.”

Arturo Molina, M.D., M.S., FACP, has served as our Chief Medical Officer since February 2016. From February 2013 to February 2016, Dr. Molina served as Vice President of Oncology Scientific Innovation at Johnson & Johnson’s California Innovation Center, an organization focused on building early stage collaborations with emerging companies. Previously, Dr. Molina served as Chief Medical Officer and Vice President of Clinical Development for Johnson and Johnson’s Ortho Biotech Oncology Research and Development, a unit of Cougar Biotechnology, Inc., Chief Medical Officer of Cougar Biotechnology, Inc., Senior Director and Interim Head of Oncology/Hematology in the Department of Medical Research and Clinical Development at Biogen Idec, Inc., and Senior Director of Medical Affairs at IDEC Pharmaceuticals Corporation. Since 2006, Dr. Molina has served as a National Advisory Committee Member for the Harold Amos Medical Faculty Development Program of the Robert Wood Johnson Foundation. From 1991 to 2002, Dr. Molina was a faculty staff physician in the Department of Hematology/Bone Marrow Transplantation and Department of Medical Oncology/Therapeutics Research at City of Hope Comprehensive Cancer Center and Adjunct Professor from 2004 to 2007. Dr. Molina was also on the Board of Directors of the City of Hope Medical Group. Dr. Molina received a B.S. in Zoology and B.A. in Psychology from the University of Texas at Austin and an M.S. in Physiology and M.D. from Stanford University School of Medicine. He is board certified in internal medicine and medical oncology, has an active California medical license and is a staff physician (volunteer) in the Oncology Clinic at the Veterans Affairs Palo Alto Health Care System. Since January 2019, Dr. Molina has been an Adjunct Clinical Associate Professor (volunteer) in the Department of Medicine, Division of Oncology, Stanford University School of Medicine.

Trevor J. Hallam, Ph.D., has served as our Chief Scientific Officer since December 2010. Prior to joining us, Dr. Hallam was Executive Vice President of Research & Development at Palatin Technologies, Inc., and held several senior management positions in various pharmaceutical companies, including AstraZeneca PLC, SmithKline & French Laboratories, Ltd., Glaxo Group Research Ltd., Roche Research and Rhone-Poulenc Rorer. Dr. Hallam received a BSc (Hons) in Biochemistry from the University of Leeds and a Ph.D. in Biochemistry from Kings College, University of London. He then conducted post-doctoral training at the Physiological Laboratory, University of Cambridge.

Edward Albini has served as our Chief Financial Officer since January 2013. During 2012, Mr. Albini served as a consulting Chief Financial Officer for Carbylan Biosurgery, a company focused on the development and commercialization of advanced biomaterial-based joint therapies. From 2011 to 2016, Mr. Albini also served as Chief Financial Officer and Secretary for Itero Holdings, LLC, a successor entity to Itero Biopharmaceuticals, Inc., a company focused on the development and commercialization of protein therapeutics, at which Mr. Albini served as Chief Financial Officer and Senior Vice President from 2009 to 2011. Previously, Mr. Albini served as Chief Financial Officer of Novacea, Inc. and Lynx Therapeutics, Inc., both biopharmaceutical companies. Mr. Albini received a B.S.C. in Accounting from Santa Clara University and an M.B.A. from the Walter A. Haas School of Business at the University of California, Berkeley. Mr. Albini is also a certified public accountant (inactive status) in California.

Shabbir T. Anik, Ph.D., has served as our Chief Technical Operations Officer since March 2016. From August 2011 to December 2015, Dr. Anik served as Senior Vice President of Technical Operations at Onyx Pharmaceuticals, Inc., a pharmaceutical company focused on developing medicines for the treatment of cancer. Previously, Dr. Anik served as President and Chief Executive Officer of Althea Technologies Inc., President of Global Pharmaceutical Development Services and Chief Scientific Officer for Patheon Inc. and in various leadership positions at Neurex Corporation and Syntex Inc. Dr. Anik received a B.S. in Pharmacy from the University of Bombay, a Ph.D. in Pharmaceutical Sciences from the University of Wisconsin, Madison and an M.B.A. from Santa Clara University.

Linda Fitzpatrick has served as our Chief People and Communications Officer since August 2018. From January 2008 to August 2018, Ms. Fitzpatrick served as our VP of Human Resources and Communications in the capacity of Senior Advisor. In addition to her strategic consulting practice, she co-founded Parallax Venture Partners, an early stage health care venture fund in April 2002. From October 1992 to March 2002, Ms. Fitzpatrick served as Vice President of Human Resources, Corporate Communications and Operations for Gilead Sciences, Inc. and from February 1985 to September 1992 she served as Director of Investor Relations and Director of Compensation, Benefits and Systems for Genentech, Inc., in addition to heading the human resources and corporate communications strategy for a variety of publicly held biotechnology companies. Ms. Fitzpatrick also serves on a variety of non-profit boards, including board chair roles, in the science, education and community development arenas. Ms. Fitzpatrick received a B.A. in Psychology and Sociology from San Francisco State University.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2020 and 2019. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2020, were:

•	William J. Newell, Chief Executive Officer and Director;
•	Linda Fitzpatrick, Chief People and Communications Officer; and
•	Trevor Hallam, Ph.D., Chief Scientific Officer.

We refer to these individuals as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers during the years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary($)	Bonus($)		Option Awards($) (1)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)		Total($)
William J. Newell
Chief Executive Officer	2020	554,000			707,500	554,950	318,550	20,502	(3)	2,155,502
	2019	496,500			3,097,200	—	223,425	—		3,817,125

Linda Fitzpatrick
Chief People and	2020	381,900	25,000	(4)	374,975	332,970	175,674	13,215	(4)	1,303,734
Communications Officer	2019	370,800			208,800	—	133,488	—		713,088

Trevor Hallam, Ph.D.
Chief Scientific Officer	2020	430,500			268,850	211,890	198,030	132,000	(5)	1,241,270
	2019	418,000			330,600	—	150,480	132,000	(5)	1,031,080

(1)

The amounts reported in the “Option Awards” and “Stock Awards” columns represent the aggregate grant date fair value of such awards granted to our named executive officers during the years ended December 31, 2020 and 2019 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts reported in these columns reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(2)	The amounts reported in this column reflect cash bonuses awarded pursuant to the achievement of our 2020 and 2019 corporate objectives.
(3)	The amount represented additional health benefit coverage for Mr. Newell.

(4)   Represents a $25,000 special bonus awarded for extraordinary performance in 2020 and related tax gross-up of $13,215.

(5)

The amount includes $132,000 for each of 2020 and 2019, for travel and rental housing expenses paid to Dr. Hallam, whose residence is in Pennsylvania, in conjunction with his regular duties in our California facilities.

Non-Equity Incentive Plan Compensation

Annual bonuses for our executive officers are based on the achievement of corporate performance objectives.

For the 2020 bonuses, these objectives included the achievement of key financial metrics, including developmental, regulatory, business development and financial objectives. In February 2021, based on the achievement of these corporate performance objectives, our board of directors determined to award bonuses equal to 115% of each executive officer’s target bonus. For 2020, each of Mr. Newell, Ms. Fitzpatrick and Drs. Hallam were awarded the bonuses reflected in the table above, which represented 115% of each individual’s 2020 target bonus of $277,000, $152,760 and $172,200, respectively.

Call Option Equity Awards

In February 2017, our board of directors granted Mr. Newell, Ms. Fitzpatrick and Dr. Hallam options to purchase 88,912, 17,780 and 44,456 shares of common stock, respectively, of Vaxcyte, Inc. (Vaxcyte), a company in which we own a minority interest, with an exercise price of $1.28 per share. The options vest as to 25% annually over a period of four years on each of January 1, 2017, 2018, 2019, and 2020 and each 25% tranche that vests in a given year must be exercised within the fourth calendar quarter in the year in which such tranche vests.

In August 2019, our board of directors granted Dr. Hallam options to purchase 17,780 shares of common stock of Vaxcyte, with an exercise price of $2.04 per share. The options vest as to 25% annually over a period of four years on each of January 1, 2019, 2020, 2021, and 2022 and each 25% tranche that vests in a given year must be exercised within the fourth calendar quarter in the year in which such tranche vests.

Mr. Newell presently serves on the board of directors of Vaxcyte, while Dr. Hallam served as a member of Vaxcyte’s Scientific Advisory Board until March 2021.

In 2020, Mr. Newell, Ms. Fitzpatrick and Dr. Hallam exercised their vested options in full for a total of 22,228 shares, 4,445 shares and 15,559 shares in Vaxcyte, respectively. In 2019, Mr. Newell, Ms. Fitzpatrick and Dr. Hallam exercised their vested options in full for of 22,228 shares, 4,445 shares and 15,559 shares in Vaxcyte, respectively.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options held as of December 31, 2020.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
William J. Newell	01/29/2020	(1)(3)	-	2,914	10.090	1/28/2030	01/29/2020	(1)(4)	55,000	554,950
	01/29/2020	(1)(3)	28,645	93,441	10.090	1/28/2030
	01/29/2019	(1)(3)	-	9,271	10.450	1/28/2029
	01/29/2019	(1)(3)	213,229	222,500	10.450	1/28/2029
	09/26/2018	(1)(3)	19,998	13,332	15.000	9/25/2028
	09/26/2018	(1)(3)	235,683	185,532	15.000	9/25/2028	09/26/2018	(1)(5)	25,253	277,783
	09/28/2015	(2)	8,347	-	11.979	9/27/2025
	09/28/2015	(2)	50,717	-	11.979	9/27/2025
	09/28/2015	(2)	13,774	-	11.979	9/27/2025

Linda Fitzpatrick	01/29/2020	(1)(3)	-	10,644	10.090	1/28/2030	01/29/2020	(1)(4)	33,000	332,970
	01/29/2020	(1)(3)	15,182	40,424	10.090	1/28/2030
	01/29/2019	(1)(3)	-	625	10.450	1/28/2029
	01/29/2019	(1)(3)	14,375	15,000	10.450	1/28/2029
	09/26/2018	(1)(3)	19,998	13,332	15.000	9/25/2028	09/26/2018	(1)(5)	7,576	83,336
	09/26/2018	(1)(3)	56,706	46,327	15.000	9/25/2028
	09/28/2015	(2)	15,068	-	11.979	9/27/2025
	04/25/2013	(2)	2,066	-	5.808	4/24/2023
	02/09/2011	(2)	1,652	-	4.356	2/8/2021

Trevor Hallam, Ph.D.	01/29/2020	(1)(3)	-	9,875	10.090	1/28/2030	01/29/2020	(1)(4)	21,000	211,890
	01/29/2020	(1)(3)	10,885	26,740	10.090	1/28/2030
	01/29/2019	(1)(3)	-	990	10.450	1/28/2029
	01/29/2019	(1)(3)	22,760	23,750	10.450	1/28/2029
	09/26/2018	(1)(3)	19,998	13,332	15.000	9/25/2028	09/26/2018	(1)(5)	11,019	121,209
	09/26/2018	(1)(3)	91,572	73,445	15.000	9/25/2028
	09/28/2015	(2)	7,579	-	11.979	9/27/2025
	09/28/2015	(2)	10,331	-	11.979	9/27/2025
	09/28/2015	(2)	8,219	-	11.979	9/27/2025
	09/28/2015	(2)	7,207	-	11.979	9/27/2025
	02/27/2014	(2)	15,631	-	5.808	2/26/2024
	02/27/2014	(2)	9,152	-	5.808	2/26/2024
	02/14/2013	(2)	6,343	-	5.808	2/13/2023
	09/20/2012	(2)	19,405	-	4.356	9/19/2022
	02/09/2011	(2)	2,397	-	4.356	2/8/2021
(1)	Equity award was granted under our 2018 Equity Incentive Plan.
(2)	Equity award was granted under our 2004 Stock Plan.
(3)	1/48th of the option vests on each monthly anniversary of the vesting commencement date, subject to the executive’s continued service.
(4)	1/4th of the RSUs vests on each annual anniversary of the vesting commencement date, subject to the executive’s continued service.
(5)	1/3rd of the RSUs vests on each annual anniversary of the vesting commencement date, subject to the executive’s continued service.

Executive Severance Plan

On March 17, 2021, we adopted an executive severance and change in control plan, or Severance Plan, for each of our executives with the title of vice president or above. Under the Severance Plan, if we terminate an executive other than for cause or if the executive resigns for good reason, each as defined in the Severance Plan, the executive will receive: (i) cash severance payments equal to 18 months of his or her annual base salary for our chief executive officer, 15 months for our other chief executives and 9 months for our senior vice presidents and vice presidents; (ii) a pro rata portion of his or her bonus based on actual achievement of applicable metrics for the year; (iii) payment of COBRA premiums for continued medical coverage for up to 18 months for our chief executive officer, 15 months for our other chief executives and 9 months for our senior vice presidents and vice presidents; and (iv) accelerated vesting on outstanding time-based stock options and restricted stock units that vest within 18 months for our chief executive officer, 15 months for our other chief executives and 9 months for our senior vice presidents and vice presidents (any performance-based equity awards will only be accelerated by the terms of such awards).

In the event an executive’s employment terminates without cause or the executive resigns for good reason and such termination occurs on or within 18 months following a Change in Control, as defined in the Severance Plan, he or she will receive: (i) cash severance payments equal to 18 months of his or her annual base salary for our chief executive officer, 15 months for our other chief executives and 9 months for our senior vice presidents and vice presidents; (ii) a pro rata portion of his or her target bonus for the year; (iii) cash severance payments equal to his or her target bonus for the year multiplied by 1.5 for our chief executive officer, 1.25 for our other chief executives and 0.75 for our senior vice presidents and vice presidents; (iv) payment of COBRA premiums for continued medical coverage for up to 18 months for our chief executive officer, 15 months for our other chief executives and 9 months for our senior vice presidents and vice presidents; and (v) full accelerated vesting on all outstanding stock options and restricted stock units (any performance-based equity awards will only be accelerated by the terms of such awards).

As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of us. The Severance Plan continues in effect for three years and shall automatically renew thereafter, unless we give notice of non-renewal prior to such renewal date. Although we have the right to amend or terminate the Severance Plan, we may not do so in any manner that diminishes any benefits being paid to an executive at the time of such amendment or termination.

Employment Agreements

As of December 31, 2020, we were party to employment agreements with certain senior management personnel, including our named executive officers. Each of these agreements provided for at-will employment and includes each officer’s base salary, a discretionary annual incentive bonus opportunity that may be based on individual and company performance and standard employee benefit plan participation. These agreements also provided for severance benefits upon termination of employment or a change in control of our company.  These agreements have been superseded by the Severance Plan.

Mr. Newell’s Employment Offer Letter

Mr. Newell is party to an offer letter with us dated December 29, 2008 pursuant to which he serves as our Chief Executive Officer. The terms and conditions of his offer letter provide for an annual base salary, and eligibility for an annual bonus, health insurance and other benefits, all subject to adjustment from time to time. Mr. Newell is an at-will employee.

On January 28, 2009, we entered into a Management Continuity Agreement with Mr. Newell, subsequently amended on September 27, 2016, which entitles Mr. Newell to certain severance benefits.

Upon a Change of Control (as defined in the Management Continuity Agreement) and subject to Mr. Newell’s execution of a release of claims in a form satisfactory to us, he would have been entitled to (i) 18 months of his then current annual base salary and (ii) 100% accelerated vesting on all outstanding Company stock options and restricted stock. Additionally, Mr. Newell would have been entitled to 100% paid premiums for his continued health benefits under COBRA for 18 months if we terminated his employment without Cause (as defined in the Management Continuity Agreement) or Mr. Newell voluntarily terminated his employment for Good Reason (as defined in the Management Continuity Agreement) following such Change of Control.

Absent a Change of Control, if we terminated Mr. Newell’s employment without Cause (as defined in the Management Continuity Agreement), or Mr. Newell voluntarily terminated his employment for Good Reason (as defined in the Management Continuity Agreement), and subject to his execution of a separation agreement and release of claims in a form satisfactory to us, he would have been entitled to (i) 18 months of his annual base salary, (ii) 18 months of accelerated vesting on all outstanding Company stock options and restricted stock and (iii) 100% paid premiums for his continued health benefits under COBRA for 18 months.

Ms. Fitzpatrick’s Employment Offer Letter

Ms. Fitzpatrick is party to an offer letter with us dated August 8, 2018 pursuant to which she serves as our Chief People and Communications Officer. The terms and conditions of her offer letter provide for an annual base salary and eligibility for an annual bonus, health insurance and other benefits, all subject to adjustment from time to time. Ms. Fitzpatrick is an at-will employee.

Absent a Change of Control, if we terminated Ms. Fitzpatrick’s employment due to an Involuntary Termination (as defined in her offer letter), subject to Ms. Fitzpatrick’s execution of a separation agreement and release of claims in a form satisfactory to us, she would have been entitled to (i) 12 months of her then current annual base salary, (ii) 12 months of accelerated vesting on all outstanding stock options, (iii) payment of a pro rata portion of Ms. Fitzpatrick’s annual bonus (less applicable tax withholdings) and (iv) reimbursement for paid premiums for her continued health benefits under COBRA for 12 months.

If we terminated Ms. Fitzpatrick’s employment due to an Involuntary Termination (as defined in her offer letter) and such termination occurred on or within 12 months following a Change of Control (as defined in her offer letter), subject to Ms. Fitzpatrick’s execution of a separation agreement and release of claims in a form satisfactory to us, she would have been entitled to 100% accelerated vesting on all outstanding stock options.

Dr. Hallam’s Employment Offer Letter

Dr. Hallam is party to an offer letter with us dated November 12, 2010 pursuant to which he serves as our Chief Scientific Officer. The terms and conditions of his offer letter provide for an annual base salary and eligibility for an annual bonus, health insurance and other benefits, all subject to adjustment from time to time. Dr. Hallam is an at-will employee.

On September 27, 2016, we entered into an amendment with Dr. Hallam to amend certain severance provisions of his offer letter.

Absent a Change of Control (as defined in his amended offer letter), if we terminated Dr. Hallam’s employment without Cause or he resigned for Good Reason (each as defined in his amended offer letter), subject to Dr. Hallam’s execution of a separation agreement and release of claims in a form satisfactory to us, he would have been entitled to (i) 12 months of his then current annual base salary, (ii) 12 months of accelerated vesting on all outstanding stock options and restricted stock and (iii) reimbursement for paid premiums for his continued health benefits under COBRA for 12 months.

If we terminated Dr. Hallam’s employment without Cause or he resigns for Good Reason (each as defined in his amended offer letter) and such termination occurred on or within 12 months following a Change of Control (as defined in his amended offer letter), subject to Dr. Hallam’s execution of a separation agreement and release of claims in a form satisfactory to us, he would have been entitled to (i) 12 months of his then current annual base salary, (ii) 100% accelerated vesting on all outstanding stock options and restricted stock and (iii) reimbursement for paid premiums for his continued health benefits under COBRA for 12 months.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2020 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights (1) (2)	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders	6,258,740	$11.88	2,072,363
Equity compensation plans not approved by security holders	—	—	—
Total	6,258,740	$11.88	2,072,363

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of restricted stock units (RSUs), since RSUs have no exercise price.
(2)	Includes our 2004 Stock Plan and our 2018 Equity Incentive Plan (2018 EIP). Excludes purchase rights accruing under our 2018 Employee Stock Purchase Plan (2018 ESPP).
(3)

There are no shares of common stock available for issuance under our 2004 Plan, but the plan will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2004 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally become available for future grant and issuance under our 2018 EIP. In addition, this includes 1,710,824 shares of common stock that remain available for grant under our 2018 EIP and 361,539 shares of common stock that remain available for purchase under the 2018 ESPP. Additionally, the number of shares reserved for issuance under our 2018 EIP will increase automatically on January 1 of each of 2019 through 2028 by the number of shares equal to the lesser of 5% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our Board of Directors. Pursuant to this provision, the number of shares reserved for grant and issuance under our 2018 EIP increased by 2,287,605, 1,154,948, and 1,142,409 shares, respectively, on January 1, 2021, 2020 and 2019. Similarly, the number of shares reserved for issuance under our 2018 ESPP will increase automatically on January 1 of each of 2019 through 2028 by the number of shares equal to the lesser of 1% of the aggregate number of outstanding shares of our common stock as of the immediately preceding December 31, or a number of shares as may be determined by our Board of Directors. Pursuant to this provision, the number of shares reserved for grant and issuance under our 2018 ESPP increased by 457,521, 230,989 and 228,481 shares, respectively, on January 1, 2021, 2020 and 2019.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

From January 1, 2020 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal No. 1 Election of Class III Directors” and “Executive Compensation” above.

Policies and Procedures for Related-Person Transactions

Our Board of Directors has adopted a written related-person transactions policy. Under this policy, our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Sutro Biopharma, Inc., 310 Utah Avenue, Suite 150, South San Francisco, California, 94080.

To be timely for our company’s annual meeting of stockholders to be held in 2022 (2022 Annual Meeting), a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 3, 2022 and not later than the close of business on March 5, 2022. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2022 Annual Meeting the information required by applicable law and our bylaws. However, if the date of the 2022 Annual Meeting is more than 30 days before or more than 70 days after the one-year anniversary of the date of our 2021 Annual Meeting, for the stockholder notice to be timely, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the currently proposed annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 Annual Meeting must be received by us not later than December 24, 2021 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the 2021 Annual Meeting the information required by applicable law and our bylaws.

Available Information

The Annual Report on Form 10-K is also available at https://ir.sutrobio.com/.

“Householding” – Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report on Form 10-K and proxy materials, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our Annual Report on Form 10-K and proxy materials. A single set of our Annual Report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker. Stockholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, LLC, either by calling toll-free (800) 937-5449, or by writing to American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the proxy statement, proxy card, Annual Report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, Annual Report on Form 10-K and other proxy materials, you may write our Investor Relations Department at Sutro Biopharma, Inc., 310 Utah Avenue, Suite 150, South San Francisco, California, 94080, Attn: Investor Relations, or call Annie Chang, Head of Investor Relations, at (650) 801-5728.

Any stockholders who share the same address and currently receive multiple copies of our Annual Report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations Department at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0

0000509864_1 R1.0.0.177  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following: 1. Election of Directors  Nominees

01) Joseph Lobacki 02) Daniel Petree 03) Shalini Sharp

SUTRO BIOPHARMA, INC.  310 UTAH AVENUE, SUITE 150  SOUTH SAN FRANCISCO, CALIFORNIA, 94080  VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/02/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STRO2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/02/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

    0000509864_2 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

SUTRO BIOPHARMA, INC. Annual Meeting of Shareholders  June 3, 2021 10:00 AM PT

This proxy is solicited by the Board of Directors  The undersigned hereby appoints William J. Newell and Edward C. Albini, and each of them, with full power of substitution and power to act alone, as proxies to  vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of  SUTRO BIOPHARMA, INC., to be held June 3, 2021, via a live webcast at www.virtualshareholdermeeting.com/STRO2021, and at any adjournments or postponements thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR ALL

NOMINEES in Proposal 1 and FOR Proposal 2.  Continued and to be signed on reverse side